Exhibit 99.1
The J. M. Smucker Company Announces Fiscal 2020 Fourth Quarter Results
ORRVILLE, Ohio, June 4, 2020 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter of its 2020 fiscal year ending April 30, 2020. All comparisons are to the fourth quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales increased $189.9 million, or 10 percent, driven by increased consumer demand resulting from the COVID-19 pandemic.
•For the full year, net sales were $7.8 billion, a 1 percent increase of comparable sales excluding acquisition, divestiture, and foreign currency exchange.
•Net income per diluted share was $1.98. Adjusted earnings per share was $2.57, an increase of 24 percent.
•For the full year, net income per diluted share was $6.84. Adjusted earnings per share was $8.76, an increase of 6 percent.
•Cash from operations was $287.7 million compared to $274.2 million in the prior year.
•Free cash flow was $211.3 million in the quarter and $985.5 million for the full year.
•The Company provided its fiscal 2021 outlook, with an expected net sales decline of 1 to 2 percent, adjusted earnings per share to range from $7.90 to $8.30, and free cash flow to range from $900 to $950 million.
CHIEF EXECUTIVE OFFICER REMARKS
“I am extremely proud and thankful for how our employees have responded during the COVID-19 pandemic. We ensured our employee safety and well-being, supported the communities where we do business, maintained our product quality standards, and partnered with our suppliers and retailers to provide a steady supply of food for consumers and their pets,” said Mark Smucker, President and Chief Executive Officer.
“Our strong response is reflected in our exceptional fourth quarter results, with record-setting net sales and adjusted earnings per share. This exceptional growth is a testament to the strength of our brands and consumer-centric strategy, as consumers turned to trusted products to stock their kitchens as stay-at-home orders were implemented across North America.”
“Looking ahead, we anticipate increased at-home consumption to continue during the beginning of our fiscal year 2021 – though at a more moderate rate as stock-up purchasing in the fourth quarter is not anticipated to reoccur, and significant declines for the Away From Home business are expected to persist throughout the year. We remain focused on meeting the demand needs created by the current environment, while continuing to execute against our strategic priorities to position the business for long-term growth.”

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended April 30,
	2020	2019	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,092.0	$1,902.1	10%

Operating income	$346.7	$153.6	126%
Adjusted operating income	431.2	353.3	22%

Net income per common share – assuming dilution	$1.98	$0.63	n/m
Adjusted earnings per share – assuming dilution	2.57	2.08	24%

Weighted-average shares outstanding – assuming dilution	114.0	113.8	—

Net Sales
Net sales increased 10 percent, driven by an 11 percentage point contribution from higher volume/mix across the majority of categories and brands in the U.S. Retail Consumer Foods, U.S. Retail Coffee, and U.S. Retail Pet Foods segments. Lower net price realization, primarily for coffee, reduced net sales by 1 percentage point.
Operating Income
Gross profit increased $96.0 million, or 14 percent, driven by the increased contribution from volume/mix and reduced input costs, partially offset by lower net pricing. Operating income increased $193.1 million, or 126 percent, primarily attributable to a $97.9 million goodwill impairment charge in the prior year and the increase in gross profit. Selling, distribution, and administrative expenses ("SD&A") increased $3.6 million, including incremental expenses related to COVID-19, primarily for employee compensation and benefits as well as community support initiatives.
Adjusted gross profit increased $84.8 million, or 12 percent, with the difference from generally accepted accounting principles ("GAAP") results being the exclusion of unallocated derivative gains and losses. Adjusted operating income increased $77.9 million, or 22 percent, further reflecting the exclusion of a goodwill impairment charge in the prior year, other special project costs, and amortization.
Interest Expense, Other Income (Expense), and Income Taxes
Net interest expense decreased $3.5 million, primarily as a result of reduced debt due to net repayments of $287.6 million during the fiscal year.
The effective income tax rate was 24.2 percent compared to 29.8 percent in the prior year. The effective tax rate in the prior year was unfavorably impacted by the goodwill impairment charge, partially offset by the favorable impact of the integration of Ainsworth Pet Nutrition, LLC during the fourth quarter. On a non-GAAP basis, the adjusted effective income tax rate was 23.4 percent compared to 21.4 percent in the prior year, with the primary difference from the effective income tax rate being the exclusion of the impact from the goodwill impairment charge in the prior year.

Cash Flow and Debt
Cash provided by operating activities was $287.7 million, compared to $274.2 million in the prior year, reflecting an increase in net income adjusted for noncash items and a decrease in cash required to fund working capital, mostly offset by settlement of interest rate contracts. The decrease in working capital requirements was primarily driven by an increase in accounts payable due to extended payment terms, along with lower inventory levels at the end of the fiscal year resulting from increased demand during the fourth quarter, partially offset by an increase in trade receivables.
Free cash flow was $211.3 million, compared to $181.6 million in the prior year, reflecting the increase in cash provided by operating activities and a $16.2 million reduction in capital expenditures.
Net debt proceeds in the quarter totaled $235.0 million, reflecting an $800.0 million debt issuance, partially offset by a $500.0 million repayment of long-term debt and a reduction of short-term borrowings.
COVID-19
Prior to the COVID-19 pandemic, fourth quarter performance was trending in-line with the Company's previous guidance expectations. Stay-at-home orders implemented during the quarter resulted in a significant increase in consumer demand across each of the Company's U.S. and international retail businesses and a significant decline for its Away From Home business.
In March, the Company announced its priorities to support its employees and communities, while ensuring people and pets had access to a steady supply of food. The Company implemented measures including additional sanitation and safety procedures, hardship awards for its front-line employees, preserving compensation for those temporarily unable to perform their job, and incremental monetary and product donations to severely impacted communities. Incremental expenses related to these initiatives totaled approximately $13.0 million.
Fourth quarter results included approximately $185.0 million of incremental net sales versus prior expectations. The estimated benefit to earnings per share was approximately $0.50 versus the mid-point of the Company's prior guidance, most of which is attributed to the gross profit from increased sales, less the incremental costs of COVID-related initiatives.

FULL-YEAR OUTLOOK
The Company provided its full-year fiscal 2021 guidance as summarized below:

Net sales change vs prior year	(2)% - (1)%
Adjusted earnings per share	$7.90 - $8.30
Free cash flow (in millions)	$900 - $950
Capital expenditures (in millions)	$300
Effective tax rate	24.0%
The outbreak of COVID-19 had a material benefit to fiscal year 2020 results and has caused significant uncertainty for fiscal year 2021 projections. This guidance reflects performance expectations based on the Company's current understanding of the environment.
Net sales are expected to decrease 1 to 2 percent compared to the prior year. The decline reflects lapping the $185 million of incremental net sales in the fourth quarter of fiscal year 2020 and an estimated $120 million COVID-related reduction to fiscal year 2021 net sales primarily resulting from a significant and extended decline in the Company's Away From Home business, partially offset by increased at-home consumption benefiting the U.S. Retail Coffee and U.S. Retail Consumer Foods segments.
Adjusted earnings per share is expected to range from $7.90 to $8.30, based on 114.0 million shares outstanding. Earnings guidance reflects the decrease in net sales and estimates for adjusted gross profit margin of approximately 37.5 percent, SD&A expenses flat to slightly down compared to the prior year, and an adjusted effective tax rate of approximately 24.0 percent. Free cash flow is expected to range from approximately $900 to $950 million.
FOURTH QUARTER SEGMENT RESULTS
Dollar amounts in the segment tables below are reported in millions.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q4 Results	$767.8	$149.6	19.5%
Increase (decrease) vs prior year	6%	14%	130bps
Segment net sales increased $46.6 million, or 6 percent, which included an estimated 8 percentage point benefit from stock-up purchasing related to COVID-19. Volume/mix contributed an 8 percentage point increase to sales. Volume/mix growth for all major brands in the cat food and dog snacks categories was led by the Meow Mix® and Milk-Bone® brands. In dog food, volume/mix gains for Kibbles 'N Bits®, Nature's Recipe®, and Gravy Train® were more than offset by the anticipated declines for the Natural Balance® and Rachael Ray® Nutrish® brands. Net price realization reduced net sales by 2 percentage points, primarily reflecting increased promotional activity for the Rachael Ray® Nutrish® brand.
Segment profit increased $18.4 million, primarily reflecting the increased contribution from volume/mix and reduced marketing expense, partially offset by increased distribution costs.

U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q4 Results	$581.6	$190.1	32.7%
Increase (decrease) vs prior year	11%	11%	30bps
Segment net sales increased $55.3 million, or 11 percent, including an estimated 9 percentage point benefit from increased at-home coffee consumption related to COVID-19. Volume/mix contributed 13 percentage points to growth, reflecting increases for the Folgers®, Dunkin' Donuts®, and Café Bustelo® brands. Net price realization reduced net sales by 3 percentage points, primarily driven by the Folgers® brand.
Segment profit increased $19.6 million, primarily due to the favorable volume/mix.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q4 Results	$480.5	$133.1	27.7%
Increase (decrease) vs prior year	22%	69%	770bps
Segment net sales increased $86.9 million, or 22 percent, with increased consumer demand related to COVID-19 stay-at-home orders contributing an estimated 22 percentage point benefit. Volume/mix contributed a 21 percentage point increase driven by growth for the Smucker's® brand, inclusive of Uncrustables® frozen sandwiches and fruit spreads, as well as the Crisco® and Jif® brands. Net pricing increased sales by 1 percentage point, attributable to the Jif® brand, which lapped a list price decrease taken in the prior year.
Segment profit increased $54.5 million, reflecting the contribution from volume/mix, the favorable net impact of pricing and costs, and reduced SD&A expenses.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q4 Results	$262.1	$41.7	15.9%
Increase (decrease) vs prior year	—	(9)%	-170bps
Segment net sales increased $1.1 million, reflecting a 2 percentage point increase due to volume/mix, mostly offset by $4.5 million of unfavorable foreign currency exchange. The increase for volume/mix was primarily driven by sales growth for most brands in Canada which were led by the Robin Hood® brand in the baking category, mostly offset by a reduction in sales for away from home channels. COVID-19 is estimated to have decreased sales by approximately 1 percentage point, reflecting a 21 percentage point decrease for the Away From Home business, mostly offset by increased demand in the International business.
Segment profit decreased $4.2 million, primarily reflecting increased input costs and unfavorable foreign currency exchange.
Conference Call
The Company will conduct an earnings conference call and webcast today, June 4, 2020, beginning at 8:30 a.m. Eastern time. Speaking on the call will be Mark Smucker, President and Chief Executive Officer and Tucker Marshall, Chief Financial Officer. To access the webcast, please visit investors.jmsmucker.com.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the impact of the COVID-19 outbreak on the Company’s business, suppliers, customers, consumers, employees, and communities, particularly with respect to the Company's Away From Home business; disruptions or inefficiencies in the Company’s operations or supply chain, including any impact of the COVID-19 outbreak; the ability to achieve cost savings related to cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's products or its competitors' products; the impact of accidents, extreme weather, natural disasters, and pandemics; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company’s ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.
About The J. M. Smucker Company
Inspired by more than 120 years of business success and five generations of family leadership, The J. M. Smucker Company makes food that people and pets love. The Company’s portfolio of 40+ brands, which are found in 90 percent of U.S. homes and countless restaurants, include iconic products consumers have always loved such as Folgers®, Jif®, and Milk-Bone® plus new favorites like Café Bustelo®, Smucker’s® Uncrustables®, and Rachael Ray® Nutrish®. Over the past two decades, the Company has grown rapidly by thoughtfully acquiring leading and emerging brands, while ensuring the business has a positive impact on its 7,000+ employees, the communities it is a part of, and the planet. For more information about The J. M. Smucker Company, visit jmsmucker.com.
The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin'™ and Dunkin' Donuts® are trademarks of DD IP Holder LLC, and Rachael Ray® is a trademark of Ray Marks II LLC.
The Dunkin'™ and Dunkin' Donuts® brands are licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to products for sale in Dunkin'™ restaurants.
Contacts:
The J. M. Smucker Company: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Ray Hancart, Director, Communications & Media Relations

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2020	2019	% Increase (Decrease)	2020	2019	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,092.0	$1,902.1	10%	$7,801.0	$7,838.0	—%
Cost of products sold	1,303.6	1,209.7	8%	4,799.0	4,922.3	(3)%
Gross Profit	788.4	692.4	14%	3,002.0	2,915.7	3%
Gross margin	37.7%	36.4%		38.5%	37.2%

Selling, distribution, and administrative expenses	373.4	369.8	1%	1,474.3	1,508.6	(2)%
Amortization	59.9	60.4	(1)%	236.3	240.3	(2)%
Goodwill impairment charge	—	97.9	(100)%	—	97.9	(100)%
Other intangible assets impairment charges	—	—	—%	52.4	107.2	(51)%
Other special project costs	6.6	12.2	(46)%	16.5	64.1	(74)%
Other operating expense (income) – net	1.8	(1.5)	n/m	(0.6)	(31.0)	(98)%
Operating Income	346.7	153.6	126%	1,223.1	928.6	32%
Operating margin	16.6%	8.1%		15.7%	11.8%

Interest expense – net	(45.6)	(49.1)	(7)%	(189.2)	(207.9)	(9)%
Other income (expense) – net	(2.7)	(2.6)	4%	(7.2)	(19.1)	(62)%
Income Before Income Taxes	298.4	101.9	n/m	1,026.7	701.6	46%
Income tax expense	72.1	30.4	137%	247.2	187.2	32%
Net Income	$226.3	$71.5	n/m	$779.5	$514.4	52%

Net income per common share	$1.98	$0.63	n/m	$6.84	$4.52	51%

Net income per common share – assuming dilution	$1.98	$0.63	n/m	$6.84	$4.52	51%

Dividends declared per common share	$0.88	$0.85	4%	$3.52	$3.40	4%

Weighted-average shares outstanding	114.0	113.7	—%	114.0	113.7	—%

Weighted-average shares outstanding – assuming dilution	114.0	113.8	—%	114.0	113.7	—%

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	April 30, 2020	April 30, 2019
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$391.1	$101.3
Trade receivables, less allowance for doubtful accounts	551.4	503.8
Inventories	895.3	910.3
Other current assets	134.9	109.8
Total Current Assets	1,972.7	1,625.2

Property, Plant, and Equipment - Net	1,969.4	1,912.4

Other Noncurrent Assets
Goodwill	6,304.5	6,310.9
Other intangible assets – net	6,429.0	6,718.8
Other noncurrent assets	294.8	144.0
Total Other Noncurrent Assets	13,028.3	13,173.7
Total Assets	$16,970.4	$16,711.3

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$782.0	$591.0
Current portion of long-term debt	—	798.5
Short-term borrowings	248.0	426.0
Other current liabilities	557.1	526.0
Total Current Liabilities	1,587.1	2,341.5

Noncurrent Liabilities
Long-term debt, less current portion	5,373.3	4,686.3
Other noncurrent liabilities	1,819.1	1,713.0
Total Noncurrent Liabilities	7,192.4	6,399.3

Total Shareholders’ Equity	8,190.9	7,970.5
Total Liabilities and Shareholders’ Equity	$16,970.4	$16,711.3

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2020	2019	2020	2019
	(Dollars in millions)
Operating Activities
Net income	$226.3	$71.5	$779.5	$514.4
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	53.5	51.9	210.2	206.0
Amortization	59.9	60.4	236.3	240.3
Goodwill impairment charge	—	97.9	—	97.9
Other intangible assets impairment charges	—	—	52.4	107.2
Share-based compensation expense	7.0	4.2	26.8	20.7
Gain on divestiture	—	(0.1)	—	(27.7)
Deferred income tax expense (benefit)	7.6	(93.5)	7.6	(93.5)
Loss on disposal of assets – net	3.2	0.8	13.0	4.5
Other noncash adjustments – net	2.0	0.3	8.1	1.2
Settlement of interest rate contracts	(239.8)	—	(239.8)	—
Defined benefit pension contributions	(4.0)	(9.2)	(5.1)	(29.3)
Changes in assets and liabilities, net of effect from acquisition and divestiture:
Trade receivables	(75.8)	(1.6)	(49.1)	(53.0)
Inventories	60.6	13.5	12.6	(5.3)
Other current assets	(22.7)	(6.2)	(15.7)	13.3
Accounts payable	169.3	54.9	181.6	43.7
Accrued liabilities	3.4	(6.4)	48.0	66.7
Income and other taxes	47.4	41.7	6.5	51.8
Other – net	(10.2)	(5.9)	(18.1)	(17.7)
Net Cash Provided by (Used for) Operating Activities	287.7	274.2	1,254.8	1,141.2

Investing Activities
Business acquired, net of cash acquired	—	—	—	(1,903.0)
Additions to property, plant, and equipment	(76.4)	(92.6)	(269.3)	(359.8)
Proceeds from divestiture	—	(1.9)	—	369.5
Proceeds from disposal of property, plant, and equipment	—	0.6	2.4	1.1
Other – net	(17.5)	(7.5)	(4.6)	(32.0)
Net Cash Provided by (Used for) Investing Activities	(93.9)	(101.4)	(271.5)	(1,924.2)

Financing Activities
Short-term borrowings (repayments) – net	(63.2)	(78.0)	(185.8)	282.0
Proceeds from long-term debt	798.2	—	798.2	1,500.0
Repayments of long-term debt	(500.0)	(100.0)	(900.0)	(700.0)
Quarterly dividends paid	(100.1)	(96.5)	(396.8)	(377.9)
Purchase of treasury shares	0.1	(0.2)	(4.2)	(5.4)
Proceeds from stock option exercises	0.1	—	7.1	—
Other – net	(7.7)	0.1	(7.2)	0.3
Net Cash Provided by (Used for) Financing Activities	127.4	(274.6)	(688.7)	699.0
Effect of exchange rate changes on cash	(4.5)	(3.4)	(4.8)	(7.3)
Net increase (decrease) in cash and cash equivalents	316.7	(105.2)	289.8	(91.3)
Cash and cash equivalents at beginning of period	74.4	206.5	101.3	192.6
Cash and Cash Equivalents at End of Period	$391.1	$101.3	$391.1	$101.3

The J. M. Smucker Company Unaudited Supplemental Schedule

	Three Months Ended April 30,				Year Ended April 30,
	2020	% of Net Sales	2019	% of Net Sales	2020	% of Net Sales	2019	% of Net Sales
	(Dollars in millions)
Net sales	$2,092.0		$1,902.1		$7,801.0		$7,838.0
Selling, distribution, and administrative expenses:
Marketing	119.5	5.7%	126.8	6.7%	496.2	6.4%	538.2	6.9%
Selling	58.5	2.8%	59.0	3.1%	246.5	3.2%	250.9	3.2%
Distribution	72.9	3.5%	63.0	3.3%	280.4	3.6%	259.5	3.3%
General and administrative	122.5	5.9%	121.0	6.4%	451.2	5.8%	460.0	5.9%
Total selling, distribution, and administrative expenses	$373.4	17.8%	$369.8	19.4%	$1,474.3	18.9%	$1,508.6	19.2%

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2020	2019	2020	2019
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$767.8	$721.2	$2,869.5	$2,879.5
U.S. Retail Coffee	581.6	526.3	2,149.5	2,122.3
U.S. Retail Consumer Foods	480.5	393.6	1,731.7	1,761.5
International and Away From Home	262.1	261.0	1,050.3	1,074.7
Total net sales	$2,092.0	$1,902.1	$7,801.0	$7,838.0

Segment profit:
U.S. Retail Pet Foods	$149.6	$131.2	$552.7	$503.4
U.S. Retail Coffee	190.1	170.5	691.0	676.3
U.S. Retail Consumer Foods	133.1	78.6	389.7	406.1
International and Away From Home	41.7	45.9	173.4	198.5
Total segment profit	$514.5	$426.2	$1,806.8	$1,784.3
Amortization	(59.9)	(60.4)	(236.3)	(240.3)
Goodwill impairment charge	—	(97.9)	—	(97.9)
Other intangible assets impairment charges	—	—	(52.4)	(107.2)
Interest expense – net	(45.6)	(49.1)	(189.2)	(207.9)
Unallocated derivative gains (losses)	(18.0)	(29.2)	19.6	(54.2)
Other special project costs	(6.6)	(12.2)	(16.5)	(64.1)
Corporate administrative expenses	(83.3)	(72.9)	(298.1)	(292.0)
Other income (expense) – net	(2.7)	(2.6)	(7.2)	(19.1)
Income before income taxes	$298.4	$101.9	$1,026.7	$701.6

Segment profit margin:
U.S. Retail Pet Foods	19.5%	18.2%	19.3%	17.5%
U.S. Retail Coffee	32.7%	32.4%	32.1%	31.9%
U.S. Retail Consumer Foods	27.7%	20.0%	22.5%	23.1%
International and Away From Home	15.9%	17.6%	16.5%	18.5%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding acquisition, divestiture, and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets, integration and restructuring costs (“special project costs”), and unallocated gains and losses on commodity and foreign currency exchange derivatives (“unallocated derivative gains and losses”), as well as the related tax impact of these exclusions. The special project costs relate to specific integration and restructuring projects, and the unallocated derivative gains and losses reflect the changes in fair value of the Company's commodity and foreign currency exchange contracts. Additionally, income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2021 outlook.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,				Year Ended April 30,
	2020	2019	Increase (Decrease)	%	2020	2019	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,092.0	$1,902.1	$189.9	10%	$7,801.0	$7,838.0	($37.0)	—%
Ainsworth acquisition	—	—	—	—	(25.4)	—	(25.4)	—
Baking divestiture	—	—	—	—	—	(105.9)	105.9	1
Net sales excluding acquisition and divestiture	2,092.0	1,902.1	189.9	10%	7,775.6	7,732.1	43.5	1%
Foreign currency exchange	4.5	—	4.5	—	6.8	—	6.8	—
Net sales excluding acquisition, divestiture, and foreign currency exchange	$2,096.5	$1,902.1	$194.4	10%	$7,782.4	$7,732.1	$50.3	1%

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2020	2019	2020	2019
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$788.4	$692.4	$3,002.0	$2,915.7
Unallocated derivative losses (gains)	18.0	29.2	(19.6)	54.2
Adjusted gross profit	$806.4	$721.6	$2,982.4	$2,969.9
% of net sales	38.5%	37.9%	38.2%	37.9%

Operating income reconciliation:
Operating income	$346.7	$153.6	$1,223.1	$928.6
Amortization	59.9	60.4	236.3	240.3
Goodwill impairment charge	—	97.9	—	97.9
Other intangible assets impairment charges	—	—	52.4	107.2
Unallocated derivative losses (gains)	18.0	29.2	(19.6)	54.2
Other special project costs	6.6	12.2	16.5	64.1
Adjusted operating income	$431.2	$353.3	$1,508.7	$1,492.3
% of net sales	20.6%	18.6%	19.3%	19.0%

Net income reconciliation:
Net income	$226.3	$71.5	$779.5	$514.4
Income tax expense	72.1	30.4	247.2	187.2
Amortization	59.9	60.4	236.3	240.3
Goodwill impairment charge	—	97.9	—	97.9
Other intangible assets impairment charges	—	—	52.4	107.2
Unallocated derivative losses (gains)	18.0	29.2	(19.6)	54.2
Other special project costs	6.6	12.2	16.5	64.1
Adjusted income before income taxes	$382.9	$301.6	$1,312.3	$1,265.3
Income taxes, as adjusted	89.5	64.5	313.2	322.6
Adjusted income	$293.4	$237.1	$999.1	$942.7

Weighted-average common shares outstanding	113.4	113.1	113.4	113.1
Weighted-average participating shares outstanding	0.6	0.6	0.6	0.6
Total weighted-average shares outstanding	114.0	113.7	114.0	113.7
Dilutive effect of stock options	—	0.1	—	—
Total weighted-average shares outstanding – assuming dilution	114.0	113.8	114.0	113.7

Adjusted earnings per share – assuming dilution	$2.57	$2.08	$8.76	$8.29

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2020	2019	2020	2019
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$226.3	$71.5	$779.5	$514.4
Income tax expense	72.1	30.4	247.2	187.2
Interest expense – net	45.6	49.1	189.2	207.9
Depreciation	53.5	51.9	210.2	206.0
Amortization	59.9	60.4	236.3	240.3
Goodwill impairment charge	—	97.9	—	97.9
Other intangible assets impairment charges	—	—	52.4	107.2
EBITDA (as adjusted)	$457.4	$361.2	$1,714.8	$1,560.9
% of net sales	21.9%	19.0%	22.0%	19.9%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$287.7	$274.2	$1,254.8	$1,141.2
Additions to property, plant, and equipment	(76.4)	(92.6)	(269.3)	(359.8)
Free cash flow	$211.3	$181.6	$985.5	$781.4

The following tables provide a reconciliation of the Company's fiscal 2021 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2021
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$6.53	$6.93
Amortization	1.59	1.59
Unallocated derivative losses (gains) (A)	(0.22)	(0.22)
Adjusted earnings per share	$7.90	$8.30

(A) As unallocated derivative losses (gains) vary each quarter based on market conditions and derivative positions taken, we do not project derivative gains or losses on a forward-looking basis. Therefore, the forward-looking unallocated derivative losses (gains) in the table above reflect the net cumulative amount already recognized in GAAP results as of April 30, 2020, that is expected to be allocated to non-GAAP results in future periods.

	Year Ending April 30, 2021
	Low	High
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,200	$1,250
Additions to property, plant, and equipment	(300)	(300)
Free cash flow	$900	$950